Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632
SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED JANUARY 21, 2011 TO PROSPECTUS DATED AUGUST 13, 2010
DECEMBER 2010 PERFORMANCE UPDATE

			Total NAV
	December 2010	Year to Date	12/31/10	NAV per Unit
Series A-1	9.41%	48.23%	$10,877,478	$1,566.65
Series A-2	9.51%	50.35%	$2,881,661	$1,671.00
Series B-1	13.90%	54.66%	$8,009,471	$1,351.22
Series B-2	13.30%	56.70%	$5,142,932	$1,389,80

*	All performance is reported net of fees and expenses
Fund results for December 2010:
     The Fund produced solid results in equities in 2010 as government intervention paved the way to steady gains with few exceptions. In the U.S., the Dow (+11%) and technology driven Nasdaq (+19.2%) benefitted as the combination of easy monetary policy and tax relief provided a backdrop for strong 2nd half corporate results. European equities finished mixed as debt troubles on the periphery resulted in steep losses for Greece (-42.5%), Spain (-17.8%), and Italy (-13.2%). Meanwhile, Germany (+16.2%), England (+9.9%), and Sweden (+21.4%) outperformed due to their relative fiscal strength and/or aggressive policy measures. Surprisingly, Asian shares finished mixed as policy makers in Australia (-3%) and China (-12.5%) focused on containing inflation at the expense of promoting growth. China raised reserve requirements six times in a seemingly futile attempt to curb loan growth and asset bubbles. Singapore (+8.2%), Taiwan (+8.0%), and South Korea (+23.1%) surged as exports continued to rebound. The Fund’s mixture of long and short positions produced gains on the year.
     The U.S. dollar index (+1.3%) finished 2010 nominally higher, rallying throughout the 1st half before selling off throughout the 2nd half. The dollar garnered early safe haven support as investors doubted the sustainability of the global recovery. This dynamic accelerated in May as the European sovereign debt crisis came to the fore, culminating in the Greek bailout. While the euro rallied from mid-year lows it was unable to avoid nearly 7% in losses amid Ireland’s bailout and stronger relative economic performance in the U.S. The Canadian dollar (+5.8%) and Australian dollar (+13.8%) outperformed amid persistent commodity market strength, while the Swiss franc (+10.7%) surged late, benefitting as a safe haven alternative to the U.S. dollar and euro. Yen futures rallied all year, finishing near 15 year highs with a 14.6% gain while shrugging off an intervention by the Bank of Japan. The yen garnered 1st half safe haven sponsorship amid global uncertainty, and 2nd half support from U.S. dollar weakness. The Fund’s mixture of long and short positions in this sector led to gains in 2010.

     Front month crude oil futures finished the 2010 campaign with a gain of over 14.8%. The first half of the year saw subdued action in the $60-$70 per barrel range amid a general lack of confidence as to the sustainability of the global recovery. Crude oil was unable to breakout of its range during this period as the U.S. dollar rallied over 10% due to investors seeking the relative safety of the greenback amid growing sovereign debt concerns in Europe. Sensing the need for further action, the U.S. Federal Reserve announced its intention to launch a second round of quantitative easing (QE2). Crude oil responded with a move beyond the $90 level in the 2nd half as economic data improved dramatically and the U.S. dollar sold off. Natural gas futures trended lower throughout 2010 as the combination of disappointing 1st half industrial demand and a benign Gulf of Mexico hurricane season sent front month futures 21.2% lower. Inventories remained well above the 5 year average throughout the year as demand was unable to surpass production. The Fund’s mixture of long and short energy positions led to gains.
     Precious metals surged throughout the 2nd half of the year as the U.S. dollar succumbed to QE2 and the euro fell prey to sovereign debt worries. The 1st half of the year saw somewhat subdued gains in gold and silver as investors sought the safety of U.S. treasuries amid global economic concerns. However, gold surged in the 2nd half as QE2 and the deteriorating situation in Europe signaled to investors that the U.S. dollar and euro would remain under pressure for the foreseeable future. As confidence in western sovereign nations currencies waned, risk appetite returned, driving precious metals, commodities, and equities markets sharply higher. Silver’s 83% annual gain easily surpassed gold’s still impressive 29.5% return. NY copper finished 33.3% higher in 2010, establishing record highs on improving macroeconomic sentiment and aggressive Chinese buying. Exchange inventories fell as the year came to a close amid rumors of a prominent copper ETF holding as much as 90% of London warehouse stocks. A mixture of long and short metals positions produced gains for the Fund.
     Other market sectors did not reveal significant trends and did not have a significant influence on the year’s overall positive performance.
For the month of December 2010, Series A-1 gained 9.41%, Series A-2 gained 9.51%, Series B-1 gained 13.90%, and Series B-2 gained 13.01%, net of all fees and expenses.
     PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. — SERIES A-1
December 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended December 31, 2010)
STATEMENT OF INCOME

December 2010
Investment income, interest	$787

Expenses
Management fee	20,774
Ongoing offering expenses	—
Operating expenses	6,924
Selling Commissions	18,465
Other expenses	443
Incentive fee	155,486
Brokerage commissions	14,563
Total expenses	216,654

Net investment gain (loss)	(215,867)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	499,302
Net change in unrealized appreciation (depreciation) on futures and forward contracts	652,177

Net gain(loss) on investments	1,151,480

Net increase (decrease) in net assets from operations	$935,613
STATEMENT OF CHANGES IN NET ASSET VALUE

December 2010
Net assets, beginning of period	$9,373,246

Net increase (decrease) in net assets from operations	935,613

Capital share transactions
Issuance of shares	773,524
Redemption of shares	(204,906)

Net increase(decrease) in net assets from capital share transactions	568,618

Net increase(decrease) in net assets	1,504,231

Net assets, end of period	$10,877,478

NAV Per Unit, end of period	$1,566,65

SUPERFUND GOLD, L.P. — SERIES A-2
December 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended December 31, 2010)
STATEMENT OF INCOME

December 2010
Investment income, interest	$208

Expenses
Management fee	5,498
Ongoing offering expenses	—
Operating expenses	1,833
Other expenses	117
Incentive fee	43,500
Brokerage commissions	3,855
Total expenses	54,803

Net investment gain (loss)	(54,594)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	132,164
Net change in unrealized appreciation (depreciation) on futures and forward contracts	172,618

Net gain(loss) on investments	304,782

Net increase (decrease) in net assets from operations	$250,188

STATEMENT OF CHANGES IN NET ASSET VALUE

December 2010
Net assets, beginning of period	$2,641,817

Net increase (decrease) in net assets from operations	250,188

Capital share transactions
Issuance of shares	30,000
Redemption of shares	(40,343)

Net increase(decrease) in net assets from capital share transactions	(10,343)

Net increase(decrease) in net assets	239,845

Net assets, end of period	$2,881,661

NAV Per Unit, end of period	$1,671.01

SUPERFUND GOLD, L.P. — SERIES B-1
December 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended December 31, 2010)
STATEMENT OF INCOME

December 2010
Investment income, interest	$551

Expenses
Management fee	15,280
Ongoing offering expenses	—
Operating expenses	5,093
Selling Commissions	13,582
Other expenses	593
Incentive fee	105,880
Brokerage commissions	15,175
Total expenses	155,604

Net investment gain(loss)	(155,053)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	560,875
Net change in unrealized appreciation (depreciation) on futures and forward contracts	571,737

Net gain(loss) on investments	1,132,612

Net increase (decrease) in net assets from operations	$977,559

STATEMENT OF CHANGE IN NET ASSET VALUE

December 2010
Net assets, beginning of period	$6,870,497

Net increase (decrease) in net assets from operations	977,559

Capital share transactions
Issuance of shares	161,416

Redemption of shares

Net increase (decrease) in net assets from capital share transactions	161,416

Net increase(decrease) in net assets	1,138,975

Net assets, end of period	$8,009,472

NAV Per Unit, end of period	$1,351.22

SUPERFUND GOLD, L.P. — SERIES B-2
December 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended December 31, 2010)
STATEMENT OF INCOME

December 2010
Investment income, interest	$356

Expenses
Management fee	9,863
Ongoing offering expenses	—
Operating expenses	3,288
Other expenses	383
Incentive fee	104,357
Brokerage commissions	9,795
Total expenses	127,686

Net investment gain(loss)	(127,330)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	362,057
Net change in unrealized appreciation (depreciation) on futures and forward contracts	369,051

Net gain(loss) on investments	731,108

Net increase (decrease) in net assets from operations	$603,778

STATEMENT OF CHANGE IN NET ASSET VALUE

December 2010
Net assets, beginning of period	$4,449,000

Net increase (decrease) in net assets from operations	603,778

Capital share transactions

Issuance of shares	91,155
Redemption of shares	- (1000)

Net increase (decrease) in net assets from capital share transactions	90,155

Net increase(decrease) in net assets	693,933

Net assets, end of period	$5,142,933

NAV Per Unit, end of period	$1,389.80

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc. General Partner Superfund Gold, L.P.